UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 27, 2009

Staples, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17586	04-2896127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA	01702
(Address of Principal Executive Offices)	(Zip Code)

508-253-5000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 27, 2009, Staples, Inc. (“Staples”) issued $500 million aggregate principal amount of 7.750% senior notes due 2011 (the “Notes”), in a public offering pursuant to a registration statement on Form S-3 (File No. 333-155855) filed with the Securities and Exchange Commission. The sale of the Notes was made pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated March 24, 2009 with Barclays Capital Inc., Banc of America Securities LLC and HSBC Securities (USA) Inc., as representatives of the several underwriters named in the Underwriting Agreement. Staples received net proceeds, after underwriting fees and estimated expenses, of approximately $497.5 million.

The Notes were issued under an Indenture dated as of January 15, 2009 (the “Indenture”) among Staples, the Subsidiary Guarantors (as defined below) and HSBC Bank USA, National Association, as trustee.

Staples’ obligations under the Notes and the Indenture are unconditionally guaranteed on an unsecured unsubordinated basis by Staples the Office Superstore, LLC, Staples the Office Superstore East, Inc., Staples Contract & Commercial, Inc. and Staples the Office Superstore, Limited Partnership (collectively, the “Subsidiary Guarantors”).

The Underwriting Agreement and the Indenture have been previously filed. The form of Note is filed as Exhibit 4.1 hereto.

In connection with the receipt of proceeds from the offering of the Notes described above, the total commitment amount under Staples’ existing Credit Agreement, dated April 1, 2008 (the “Credit Agreement”), was reduced from $1,261 million to $761 million. As a result of the change, availability under Staples’ commercial paper program was reduced from $2.0 billion to approximately $1.5 billion. The commercial paper program is backstopped by the Credit Agreement and Staples’ existing $750 million revolving credit facility entered into in October 2006.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAPLES, INC.

Date: March 31, 2009	/s/ Kristin A. Campbell

Kristin A. Campbell Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of 7.750% Senior Note due 2011.